35757
                                    ITEM 77Q1

                             MFS INSTITUTIONAL TRUST


                    MFS INSTITUTIONAL CORE FIXED INCOME FUND



         Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated January 24, 1996, as amended, (the "Declaration"), of MFS Institutional Trust (the "Trust"), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that MFS Institutional Core Fixed Income Fund, a series of the Trust, has been terminated.

         IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this redesignation of series this 23rd day of December,1999.





JEFFREY L. SHAMES
Jeffrey L. Shames
38 Lake Avenue
Newton, MA   02159





NELSON J. DARLING, JR.
Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907





WILLIAM R. GUTOW
William R. Gutow
3 Rue Dulac
Dallas, TX  75230